UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2024

CARECLOUD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36529	22-3832302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clyde Road, Somerset, New Jersey, 08873

(Address of principal executive offices, zip code)

(732) 873-5133

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CCLD	Nasdaq Global Market
11% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share	CCLDP	Nasdaq Global Market
8.75% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share	CCLDO	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 1, 2024, Stephen Snyder has been appointed President of CareCloud, Inc. (the “Registrant”). As of such date, A. Hadi Chaudhry is no longer President of the Registrant, but remains the Registrant’s Chief Executive Officer.

Mr. Snyder, 47, served as the Registrant’s Chief Executive Officer from January 2018 through March 2021, and served as the Registrant’s Chief Strategy Officer from March 2021 through June 2022. Effective June 2022, Mr. Snyder became a consultant to the Registrant.

On May 1, 2024, the Registrant entered into an executive employment agreement with Mr. Snyder.

Mr. Snyder’s annual base salary will be $300,000 (“Base Salary”). At the sole discretion of the Board of Directors, Mr. Snyder’s employment agreement entitles him to an annual bonus based upon the achievement of objectives established by the Board of Directors, with a target of up to 100% of the Base Salary. Upon termination due to a change of control of the Registrant, Mr. Snyder may receive severance of up to 24 months of his salary and bonus.

The initial term for his employment agreement began on May 1, 2024 and expires on April 30, 2026. The term of the employment agreement automatically renews for additional one-year terms unless either party elects to terminate the agreement by notice to the other party delivered at least ninety (90) days prior to the expiration of the initial or any renewal term. Notwithstanding the foregoing, the Registrant may terminate Mr. Snyder’s employment for any reason upon thirty (30) days’ advance written notice.

The employment agreement provides that Mr. Snyder (i) may serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (iii) continue to operate and engage in such businesses as Mr. Snyder presently operates and engages, so long as such activities, separately or in the aggregate, do not materially interfere with the performance of his responsibilities as an employee of the Registrant.

There are no family relationships between Mr. Snyder and any director or executive officer of the Registrant. Mr. Snyder has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, except that during June 2022, the Registrant entered into a one-year consulting agreement (“Consulting Agreement”) with an entity owned and controlled by Mr. Snyder whereby Mr. Snyder received 10,000 shares of the Registrant’s 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”) in exchange for assisting the Registrant to identify and acquire additional companies. In addition, the Registrant may make additional payments under the Consulting Agreement for any successful acquisitions by the Registrant based on the purchase price of the transaction. No such additional payments have been made. During February 2023, the Consulting Agreement was amended and extended through December 2024 whereby Mr. Snyder received 14,000 shares of Series B Preferred Stock in February 2023 and received an additional 14,000 shares in January 2024. All such shares of the Series B Preferred Stock were issued in accordance with the Registrant’s Amended and Restated Equity Incentive Plan. The amendment also provides that any transaction fees due will be offset against the last two above payments before any amounts are due to Mr. Snyder. There were no transaction fees through April 30, 2024. In February 2024, the Registrant added an additional Statement of Work (“SOW”) to the Consulting Agreement, providing that Mr. Snyder’s entity would receive $25,000 per month for providing additional consulting services to the Registrant. The Consulting Agreement and SOW were terminated as of April 30, 2024. The Consulting Agreement, the amendment to the Consulting Agreement, and SOW were attached as Exhibits 10.22 and 10.23 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 2, 2023 and Exhibit 10.27 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 21, 2024, respectively.

The foregoing description of Mr. Snyder’s appointment as President and the key provisions of his employment agreement does not purport to be complete and is qualified entirely by reference to the terms of the actual executive employment agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Stephen Snyder Executive Employment Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CareCloud, Inc.

Date: May 3, 2024	By:	/s/ A. Hadi Chaudhry
A. Hadi Chaudhry
Chief Executive Officer